UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2012 (December 11, 2012)

WESCO International, Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-14989

Delaware	25-1723342
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219	(412) 454-2200
(Address of principal executive offices)	(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On December 10, 2012, WESCO International, Inc. (the “Company”) announced that its subsidiary WESCO Distribution, Inc. (“WESCO Distribution”) would redeem all of its outstanding 7.50% Senior Subordinated Notes due 2017 (the “Notes”) on January 9, 2013 (the “Redemption Date”). In accordance with the terms of the Notes, the Notes will be redeemed by WESCO Distribution at a redemption price equal to 101.250% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the Redemption Date. On December 11, 2012, in accordance with the terms of the Indenture dated as of September 27, 2005 (the “Indenture”), among WESCO Distribution, the Company and The Bank of New York Mellon, a New York banking corporation, as successor to J. P. Morgan Trust Company, National Association, as trustee (the “Trustee”), WESCO Distribution irrevocably deposited with the Trustee funds sufficient to pay principal and interest on the Redemption Date of all outstanding Notes, including interest thereon to the Redemption Date. As a result, the Indenture has been satisfied and discharged.

Item 8.01. Other Events.

On December 12, 2012, the Company issued a press release regarding the completion of certain financing transactions. A copy of the press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release dated December 12, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESCO INTERNATIONAL, INC.

By:	/s/ Kenneth S. Parks
Kenneth S. Parks
Vice President and Chief Financial Officer

Dated: December 12, 2012